CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 66 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 15, 1999, relating to the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to Shareholders of Stein Roe Asia Pacific Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
January 31, 2000